Wynn Resorts, Limited Announces Equity Repurchase Program

June 7, 2007 Las Vegas, NV--(BUSINESS WIRE)—Wynn Resorts, Limited (NASDAQ: WYNN) announced today that its Board of Directors has authorized an equity repurchase program of up to $1.2 billion which may include purchases of both its common stock and its 6% Convertible Debentures due 2015. The repurchase program may include repurchases from time to time through open market purchases or negotiated transactions, depending upon market conditions. The Company intends to call the debentures for redemption on July 20, 2007, in accordance with the terms of the indenture.

The Company also announced that the strong operating results experienced at Wynn Las Vegas and Wynn Macau in the first quarter of 2007 have continued into the second quarter, with results significantly exceeding expectations at both properties.

Stephen A. Wynn, Chairman and CEO commented, “While we are very pleased with the positive momentum shown in April and May, we are wary of the future effect of newly restrictive visa requirements imposed by the central government in China which have, in the past few weeks, restricted visitation to Macau from Guangdong province. In addition, management recognizes and will continue to monitor the effect on our business of the dramatic expansion in supply represented by the openings of the Venetian Cotai in August and the MGM Grand Paradise in November. In light of this uncertainty in the marketplace, we have elected to open only a portion of our Wynn Macau expansion in the third quarter of 2007 and to opportunistically provide the additional supply available in the remainder of the expansion.”

The Company intends to open approximately 25,000 square feet of additional gaming space at Wynn Macau in the third quarter of 2007, which will include approximately 25 table games and 200 slot machines, along with an additional restaurant. The remaining portion of the expansion will be opened subsequently. Design and budgeting for the Wynn Diamond Suites hotel tower previously announced for Wynn Macau continues, with an early 2010 opening anticipated.

Wynn Resorts, Limited is traded on the Nasdaq National Market under the ticker symbol WYNN and is part of the NASDAQ-100 Index. The Company owns and operates Wynn Las Vegas (www.wynnlasvegas.com), a luxury hotel and destination casino resorts located on the Las Vegas Strip. Wynn Las Vegas features 2,716 luxurious guest rooms and suites; an approximately 111,000 square foot casino; 22 food and beverage outlets; an on-site 18-hole golf course; approximately 223,000 square feet of meeting space; an on-site Ferrari and Maserati dealership; and approximately 76,000 square feet of retail space. On September 6, 2006, Wynn Macau, a destination casino resort in the Macau Special Administrative Region of the People's Republic of China, opened. Wynn Macau currently features 600 deluxe hotel rooms and suites; approximately 256 table games and 477 slot machines in approximately 110,000 square feet of casino gaming space; casual and fine dining in four restaurants; approximately 26,000 square feet of retail space; a health club, pool and spa, along with lounges and meeting facilities.

CONTACT AT WYNN RESORTS:

Samanta Stewart, (702) 770-7555

investorrelations@wynnresorts.com

SOURCE: Wynn Resorts, Limited